SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Alarm.com Holdings, Inc.

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April 25, 2018

To our stockholders:

We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Alarm.com Holdings, Inc. to be held on Thursday, June 7, 2018 at 9:00 a.m. local time at our headquarters located at 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of paper copies of this proxy statement and our 2017 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2017 Annual Report and a form of proxy card or voting instruction form. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by telephone or through the Internet by following the instructions on the notice you received, or, if you receive a paper proxy card by mail, by completing and returning the proxy card or voting instruction form mailed to you. Please carefully review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail.

Thank you for your ongoing support of and continued interest in Alarm.com Holdings, Inc. We look forward to seeing you at the Annual Meeting.

Sincerely,

Stephen Trundle

President, Chief Executive Officer and Director

ALARM.COM HOLDINGS, INC.

8281 Greensboro Drive, Suite 100

Tysons, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2018

To the Stockholders of Alarm.com Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Alarm.com Holdings, Inc., a Delaware corporation (the “Company”) will be held on Thursday, June 7, 2018 at 9:00 a.m. local time at the Company’s principal executive offices, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102 for the following purposes:

1.	To elect the three (3) nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

4.	To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers.

5.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 10, 2018. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Daniel Ramos

Corporate Secretary

Tysons, Virginia

April 25, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a brokerage firm, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that agent in order to vote your shares that are held in such agent’s name and account.

ALARM.COM HOLDINGS, INC.

8281 Greensboro Drive, Suite 100

Tysons, Virginia 22102

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Alarm.com Holdings, Inc. (the “Board”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Alarm.com Holdings, Inc. (the “Company”), including at any adjournments or postponements thereof, to be held on Thursday, June 7, 2018 at 9:00 a.m. local time at the Company’s principal executive offices, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement (the “Proxy Statement”). However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy over the telephone, through Internet or by mail, and your votes will be cast for you at the Annual Meeting. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017, are being distributed and made available on or about April 25, 2018. As used in this Proxy Statement, references to “we,” “us,” “our,” “Alarm.com” and the “Company” refer to Alarm.com Holdings, Inc. and our consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting.

The Notice will provide instructions as to how you may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card and Annual Report on Form 10-K, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to you by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice on or about April 25, 2018 to all stockholders of record entitled to vote at the Annual Meeting. The proxy materials, including the Notice of 2018 Annual Meeting of Stockholders, this Proxy Statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ended December 31, 2017 will be made available to stockholders on the Internet on the same date.

Will I receive any other proxy materials by mail?

You will not receive any additional proxy materials via mail unless (1) you request a printed copy of the proxy materials in accordance with the instructions set forth in the Notice or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability of Proxy Materials, which we may send on or after May 5, 2018.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, June 7, 2018 at 9:00 a.m. local time at our principal executive offices, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102. Directions to the Annual Meeting may be found at https://www.alarm.com/about/contact_us.aspx. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 10, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 47,301,434 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 10, 2018, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically through the Internet, over the telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 10, 2018, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of three (3) directors to hold office until the 2021 Annual Meeting of Stockholders (Proposal 1);

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 2);

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules (Proposal 3); and

•	Advisory indication of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers (Proposal 4).

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “FOR” all the proposed nominees to the Board or you may “WITHHOLD” your vote for any nominee you specify. Proxies cannot be voted for a greater number of persons than the three nominees named in this Proxy Statement. With regard to your advisory vote on how frequently we should solicit shareholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote over the telephone, dial toll-free 1-866-243-5513 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 5:00 p.m., Eastern Time on June 6, 2018 to be counted.

•	To vote through the Internet, go to http://www.proxypush.com/alrm to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 5:00 p.m., Eastern Time on June 6, 2018 to be counted.

•	To vote by using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote: by telephone, through the Internet, by requesting and returning a printed proxy card or by submitting a ballot in person at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 10, 2018.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the printed proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of all three nominees for director, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, “FOR” the advisory approval of executive officer compensation and for “ONE YEAR” as the preferred frequency of advisory votes to approve executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the vote during the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may submit another properly completed proxy card with a later date (which automatically revokes the earlier proxy).

•	You may send a timely written notice that you are revoking your earlier-dated proxy to our Corporate Secretary c/o Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or through the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent to change your voting instructions.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 26, 2018, to our Corporate Secretary c/o Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our bylaws also establish an advance notice procedure if you who wish to present a proposal before an annual meeting of stockholders but you are not requesting that your proposal or nomination be included in next year’s proxy materials. To be timely for our 2019 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices not later than the close of business on March 11, 2019 nor earlier than the close of business on February 7, 2019. However, if we hold our 2019 Annual Meeting of Stockholders more than 30 days before or after June 7, 2019 (the one-year anniversary date of the 2018 Annual Meeting of Stockholders), then timely notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not earlier than the close of business on the 120th day prior to the 2019 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2019 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Stockholders is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1 to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes; and with respect to Proposal 4 regarding frequency of shareholder advisory votes to approve executive compensation, votes for frequencies of “one year,” “two years” or “three years,” abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, other than the election of directors (Proposal 1) and the advisory indication of the preferred frequency of stockholder advisory votes (Proposal 4). Abstentions will have the same effect as “Against” votes on Proposals 2 and 3, and will have no effect on Proposals 1 or 4. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal. Broker non-votes on Proposals 1, 3 and 4 will have no effect and will not be counted towards the vote total for any of those proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules and we, therefore, expect broker non-votes to exist in connection with those proposals.

As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of directors	Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the most “FOR” votes will be elected as directors; withheld votes will have no effect	None	None
2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	Not applicable (1)
3	Advisory approval of the compensation of our named executive officers	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	None
4	Advisory vote on the frequency of shareholder advisory votes on executive compensation	The frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	None	None

(1)	This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 47,301,434 shares outstanding and entitled to vote. Thus, the holders of 23,650,718 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of an equal number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. There are three Class III directors whose terms of office expire in 2018: Darius G. Nevin, Mayo Shattuck and Stephen Trundle. Messrs. Nevin, Shattuck and Trundle, all current directors, have been nominated for reelection at the Annual Meeting by the Nominating and Corporate Governance Committee. Mr. Nevin was appointed to the Board in April 2016 by the then-current members of the Board. Mr. Shattuck was appointed to the Board in May 2014 prior to our initial public offering. Mr. Trundle is our Chief Executive Officer and was appointed to our Board in October 2003 in connection with this role. If elected at the Annual Meeting, each of these nominees would serve until the 2021 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our then-current directors attended the 2017 Annual Meeting of Stockholders either in person or by teleconference.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, if a quorum is present, the three nominees receiving the highest number of affirmative votes will be elected as Class III directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. Proxies cannot be voted for a greater number of persons than the three nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee that we will propose. Each nominee has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Director Nominees and Continuing Directors

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

Nominees for Election as a Class III Director for a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders

Darius G. Nevin, age 60, has served as a member of our Board since April 2016. Mr. Nevin is a member of G3 Capital Partners, LLC, a consulting company, which has served as an adviser to private equity firms in the fields of security, telecommunications, and recurring service industries. He is also a member of G3 Investment Holdings, LLC, an investment company. Prior to co-founding G3 Capital Partners, LLC in October 2010, Mr. Nevin served as chief financial officer of Protection One, Inc., a then publicly traded company, from 2001 until June 2010. He served as a director and chairman of the audit committee of WCI Communities, Inc., a then publicly traded community developer and luxury homebuilder, from July 2013 through its acquisition in February 2017. Mr. Nevin earned an A.B. from Harvard College and an M.B.A. from the University of Chicago Booth School of Business. Our Board believes that Mr. Nevin’s experience in executive management and in developing and executing the operating and financing strategies at both publicly and privately held companies and his background in public company financial reporting qualifies him to serve on the Board.

Mayo Shattuck, age 63, has served as a member of our Board since May 2014. Mr. Shattuck is currently the chairman of the board of directors of Exelon Corporation and previously he served as the executive chairman of Exelon from March 2012 to February 2013. From 2001 until its acquisition by Exelon, he served as the President and Chief Executive Officer of Constellation Energy Group, Inc. Mr. Shattuck was previously at Deutsche Bank AG, where he served as Chairman of the Board of Deutsche Bank Alex. Brown and, during his tenure, served as Global Head of Investment Banking and Global Head of Private Banking. From 1997 to 1999, he served as Vice Chairman of Bankers Trust Corporation, which merged with Deutsche Bank in June 1999. From 1991 until 1997, Mr. Shattuck was President and Chief Operating Officer and a Director of Alex. Brown Inc., which merged with Bankers Trust in September 1997. He currently serves on the board of directors of Gap Inc. and is chairman of its audit and finance committee. Mr. Shattuck also serves as a director for Capital One Financial Corporation, where he is chairman of its compensation committee. He holds a B.A. in Economics from Williams College and an M.B.A. from Stanford University. Our Board believes that Mr. Shattuck’s broad experience in operations and strategy at both publicly and privately held companies qualifies him to serve on the Board.

Stephen Trundle, age 49, has served as our President and Chief Executive Officer since May 2003 and as a member of our Board since October 2003. Previously, Mr. Trundle served in various positions with MicroStrategy Incorporated, including as Vice President of Technology and Chief Technology Officer. Mr. Trundle holds an A.B. in Engineering and an A.B. in Government from Dartmouth College. Our Board believes that Mr. Trundle’s extensive knowledge of our business and prior industry experience with technology companies qualifies him to serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Class I Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders

Donald Clarke, age 59, has served as a member of our Board since May 2014. Mr. Clarke currently serves as the Chief Financial Officer and interim Chief Executive Officer for Plex Systems, Inc., a privately held cloud technology company. Prior to joining Plex, from March 2008 to March 2013, he served as the Chief Financial Officer for Eloqua, Inc., a then publicly-held marketing automation company. Prior to working at Eloqua, Mr. Clarke served as Chief Financial Officer for Cloakware, Inc., a privately-held security solutions company, from August 2006 to February 2008 and for Visual Networks, Inc., a then publicly traded application and network management solutions company, from July 2004 to March 2006. He is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting from Virginia Polytechnic Institute and State University. Our Board believes that Mr. Clarke’s experience in operations, strategy, accounting and financial management at both publicly and privately held companies qualifies him to serve on the Board.

Hugh Panero, age 62, has served as a member of our Board since August 2010. Mr. Panero is the owner of Yellow Brick Road Ventures, LLC, a privately-held company which consults and invests in a variety of entertainment and technology companies. He is also an Adjunct Professor and former Shapiro Fellow at The George Washington University’s School of Media and Public Affairs, Washington, DC. From February 2012 to February 2013, Mr. Panero served as the Chief Executive Officer of Popdust, Inc., a digital music-oriented platform. From 2008 to 2011, he served as a Venture Partner with New Enterprise Associates, Inc. (NEA), a venture capital firm, where he focused on consumer technology opportunities. Mr. Panero was the co-founder of XM Satellite Radio Inc. and served as its Chief Executive Officer from 1998 to 2007. He holds a B.A. in Government and Sociology from Clark University and an M.B.A. from Baruch College. Our Board believes that Mr. Panero’s experience with entrepreneurial companies and executive management of technology companies qualifies him to serve on the Board.

Class II Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Timothy McAdam, age 50, has served as chairman of our Board since April 2015 and has served as a member of our Board since July 2012. Mr. McAdam is a General Partner of Technology Crossover Ventures and has been in the venture capital industry since 1991. Mr. McAdam currently serves on the board of directors of Rapid7, Inc., a publicly traded cybersecurity company, and FinancialForce.com, Inc., a cloud-based applications company. Mr. McAdam holds a B.A. in Classics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business. Our Board believes Mr. McAdam’s experience in building technology companies and his expertise as an investor in such companies qualifies him to serve on the Board.

Michelle Lee, age 52, has served as member of our Board since January 2018. She is the Herman Phleger Visiting Professor of Law at Stanford Law School, where she teaches on disruptive technologies and intellectual property. From 2012 until June 2017, Ms. Lee held various positions with the United States Patent and Trademark Office (USPTO), including most recently serving as the Under Secretary of Commerce for Intellectual Property and Director of the USPTO. Before her time in public service, Ms. Lee was deputy general counsel at Google Inc. and its first Head of Patents and Patent Strategy. Prior to Google, she was a partner at the law firm of Fenwick & West LLP. Ms. Lee earned a B.S. and an M.S. in Electrical Engineering and Computer Science from Massachusetts Institute of Technology and a J.D. from Stanford Law School. Our Board believes Ms. Lee’s extensive background in intellectual property law and working with technology companies as well as her experience in legal operations in the technology sector qualifies her to serve on the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under Nasdaq Stock Market (“Nasdaq”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Clarke, McAdam, Nevin, Panero and Shattuck and Ms. Lee. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Trundle is not an independent director by virtue of his employment with us.

Board Leadership Structure

The Board has an independent chair, Mr. McAdam, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for overseeing the risk management activities of management as well as monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. Risk assessment reports are periodically provided by management to the Board, and management regularly provides updates to the Board related to legal and compliance risks and cyber security initiatives, including our ability to respond to any cyber-attacks. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the chairperson of each committee of the Board to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board of Directors met five times during 2017. Each Board member (other than Ms. Lee who was appointed to the Board in January 2018) attended 100% of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2017 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Donald Clarke	X	*
Michelle Lee			X	(1)
Timothy McAdam			X		X	*
Darius G. Nevin	X		X	*
Hugh Panero	X
Mayo Shattuck					X
Stephen Trundle
Total meetings in fiscal 2017	5		8		4

*	Committee Chairman
(1)	Ms. Lee joined our Board in January 2018 and was appointed to serve on our Compensation Committee in February 2018.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the Company’s independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or disapproves transactions between the Company and any related persons; confers with management and the Company’s independent registered public accounting firm, as appropriate, regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Messrs. Clarke (Chairman), Nevin and Panero. The Audit Committee met five times during 2017. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investors.alarm.com.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all of the current members of the Audit Committee are independent (as independence is currently defined under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules and under Rule 10A-3 under the Exchange Act). The Board has also determined that Mr. Clarke qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Clarke’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for publicly and privately held companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted,

Donald Clarke, Chairman

Darius G. Nevin

Hugh Panero

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Messrs. Nevin (Chairman) and McAdam and Ms. Lee. Ms. Lee was appointed to the Compensation Committee in February 2018. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules). The Compensation Committee met eight times during 2017. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investors.alarm.com.

The Compensation Committee acts on behalf of the Board to review, adopt and approve the Company’s compensation strategy, policies, plans and programs, including:

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate, which powers shall include the power to exercise discretion to adjust compensation based on such goals and objectives;

•	reviewing and recommending to the Board the type and amount of compensation to be paid or awarded to Board members;

•	evaluating and approving the compensation plans and programs advisable for us, as well as evaluating and approving the modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to us;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers and, as appropriate, other senior management;

•	administration of our equity compensation plans, pension and profit-sharing plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plans and programs; and

•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Starting with this year, the Compensation Committee reviews annually with management the Compensation Discussion and Analysis and considers whether to recommend that it be included in our proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer and our Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and Nasdaq requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In June 2017, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Compensia, Inc. (“Compensia”), to perform the services described in “Executive Compensation - Compensation Discussion and Analysis - Use of Compensation Consultant.” The Compensation Committee has assessed Compensia’s independence and determined that Compensia had no conflicts of interest in connection with its provisions of services to the Compensation Committee in fiscal 2017. The selection of Compensia was made without the input or influence of management. Additional information regarding the Compensation Committee’s processes and procedures, including the role of compensation consultants in evaluating the amount or form of executive and director compensation, can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The specific determinations of our Compensation Committee with respect to executive compensation for the year ended December 31, 2017 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted,

Darius G. Nevin, Chairman

Timothy McAdam

Michelle Lee (appointed to the Compensation Committee in February 2018)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board and developing a set of corporate governance principles for us.

The Nominating and Corporate Governance Committee is composed of two directors: Messrs. McAdam (Chairman) and Shattuck. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met four times during 2017. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investors.alarm.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then typically uses a professional search firm to compile a list of potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102 at least 90 days, but no more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the last annual meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Stockholder communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our Whistleblower Policy for Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. We also have a corporate ethics hotline to allow complaints related to questionable accounting or auditing matters. All inquiries made through this hotline are immediately directed to the chairman of the Audit Committee.

Code of Ethics

We have adopted the Alarm.com Holdings, Inc. Code of Business Conduct that applies to all of our officers, directors, employees and independent contractors. The Code of Business Conduct is available on our website at http://investors.alarm.com. If we make any substantive amendments to the Code of Business Conduct or we grant any waiver from a provision of the Code of Business Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

In June 2015, the Board documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on our website at http://investors.alarm.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by PricewaterhouseCoopers LLP.

	Fiscal Year Ended December 31,
	2017	2016
Audit Fees(1)	$2,579,800	$1,021,123
Audit-Related Fees	—	—
Tax Fees(2)	86,955	55,000
All Other Fees(3)	2,970	2,970

Total Fees	$2,669,725	$1,079,093

(1)	Represents fees billed for professional services provided to us in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, as well as audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. Audit fees for 2017 also included fees billed for professional services provided to us in connection with (i) the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, (ii) the closing of two acquisitions and (iii) the audit of the SAB 74 disclosure related to the adoption of the new revenue recognition standard, Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (Topic 606).
(2)	Represents fees billed for tax compliance, tax advice and tax planning services, including the review and preparation of federal and state income tax returns.
(3)	Represents subscription fees paid for access to online accounting research software applications and data.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, the result will not be binding on the Board or Compensation Committee. Nevertheless, the views expressed by our stockholders, whether through this say-on-pay vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required

Advisory (non-binding) approval of Proposal 3 requires the approval of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 above. By voting on this Proposal 4, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two or three years.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to stockholders each year.

The Board believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation program is designed to promote the creation of stockholder value over the long term, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on the compensation of our named executive officers provides us with more direct and immediate feedback on our executive compensation program, policies and disclosures. However, stockholders should note that because a proposed annual advisory vote would occur well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our compensation plans and arrangements for our executive officers in consideration of any single year’s advisory vote by the time of the following year’s annual meeting of stockholders. We believe, however, that an annual advisory vote on the compensation of our named executive officers is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters.

Vote Required

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders.

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board or us, the Board may decide that it is in the best interests of the stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” FOR PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2018 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers named in the Summary Compensation Table below;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 47,291,147 shares of common stock outstanding on March 31, 2018. Shares of common stock issuable under stock options that are currently exercisable or exercisable within 60 days of March 31, 2018 and shares of common stock underlying restricted stock unit awards that are vested as of March 31, 2018 or will vest within 60 days of March 31, 2018 are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding these options or restricted stock unit awards and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

This table is based upon information supplied by our officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise noted below, the address for each executive officer and director listed in the table is c/o Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Technology Crossover Ventures(1)	13,497,757	28.5%
BlackRock, Inc.(2)	2,885,799	6.1
The Vanguard Group(3)	2,748,241	5.8
Capital World Investors(4)	2,550,000	5.4
Entities affiliated with Bares Capital Management, Inc.(5)	2,669,739	5.6
Named Executive Officers and Directors:
Stephen Trundle(6)	2,940,761	6.2
Steve Valenzuela(7)	19,888	*
Jeffrey Bedell(8)	535,666	1.1
Daniel Kerzner(9)	148,177	*
Daniel Ramos(10)	184,786	*
Donald Clarke(11)	36,000	*
Michelle Lee(12)	—	—
Timothy McAdam(13)	13,497,757	28.5
Darius G. Nevin(14)	48,500	*
Hugh Panero(15)	76,115	*
Mayo Shattuck(16)	60,852	*
All current executive officers and directors as a group (13 persons)(17)	18,018,916	37.1%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	The information shown is based, in part, upon disclosures filed on a Schedule 13D/A on December 1, 2017, a Form 4 filed on December 13, 2017 and a Form 4 filed December 21, 2017 by (i) TCV VII, L.P., a Cayman Islands exempted limited partnership, (ii) TCV VII (A), L.P., a Cayman Islands exempted limited partnership, (iii) TCV Member Fund, L.P., a Cayman Islands exempted limited partnership, (iv) Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership, (v) Technology Crossover Management VII, Ltd., a Cayman Islands exempted company, (vi) Jay C. Hoag, (vii) Richard H. Kimball, (viii) John L. Drew, (ix) Jon Q. Reynolds, Jr., (x) David L. Yuan, (xi) Robert W. Trudeau, (xii) Christopher P. Marshall, (xiii) Timothy P. McAdam and (xiv) John C. Rosenberg. The number reported includes (i) 8,579,694 shares directly held by TCV VII, L.P., (ii) 4,455,634 shares directly held by TCV VII(A), L.P., (iii) 81,123 shares directly held by TCV Member Fund, L.P., (iv) 35,753 shares held by Timothy McAdam, (v) 29,780 shares held by Marshall Carroll 2000 Trust, (vi) 93,288 shares held by Hoag Family Trust U/A Dtd 8/2/94, (vii) 93,288 shares held by Hamilton Investments Limited Partnership, (viii) 128,931 shares held by Goose Rocks Beach Partners, L.P. and (ix) 266 shares held by Marshall Partners. Technology Crossover Management VII, Ltd. as a general partner of TCV Member Fund, L.P. and the general partner of Technology Crossover Management VII, L.P., which is the direct general partner of each of TCV VII, L.P. and TCV VII (A), L.P., may be deemed to have the sole voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. Messrs. Hoag, Kimball, Drew, Reynolds, Yuan, Trudeau, Marshall, McAdam and Rosenberg are the Class A directors of Technology Crossover Management VII, Ltd. and limited partners of Technology Crossover Management VII, L.P. and TCV Member Fund, L.P. and share voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. Mr. Marshall is a trustee of the Marshall Carroll 2000 Trust and a general partner of Marshall Partners. Mr. Hoag is the trustee of the Hoag Family Trust U/A Dtd 8/2/94 and a general partner of Hamilton Investments Limited Partnership. Mr. Kimball is a general partner of Goose Rocks Beach Partners, L.P. Does not include 3,968 shares of common stock underlying an unvested restricted stock unit award held by Mr. McAdam for the benefit of TCV VII Management, L.L.C., which will not vest within 60 days of March 31, 2018. TCV VII Management L.L.C. and Messrs. Hoag, Kimball, Reynolds, Drew, Trudeau and Marshall, who are members of TCV VII Management L.L.C., may be deemed to have the shared power to dispose or direct the disposition of any securities held by Mr. McAdam for the benefit of TCV VII Management, L.L.C. The address of the entities affiliated with Technology Crossover Ventures is 528 Ramona Street, Palo Alto, California 94301.

(2)	The information shown is as of December 31, 2017 and is based upon disclosures filed on a Schedule 13G on February 1, 2018 by BlackRock, Inc., which reported sole voting power over 2,849,069 shares and sole dispositive power over 2,885,799 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)	The information shown is as of December 31, 2017 and is based upon disclosures filed on a Schedule 13G on February 8, 2018 by The Vanguard Group - 23-1945930, which reported sole voting power over 40,312 shares, shared voting power over 1,500 shares, sole dispositive power over 2,707,260 shares and shared dispositive power over 40,981 shares. The address of The Vanguard Group—23-1945930 is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(4)	The information shown is as of December 29, 2017 and is based upon disclosures filed on a Schedule 13G on February 14, 2018 by Capital World Investors. Capital World Investors has sole voting power and sole dispositive power over these shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.
(5)	The information shown is as of December 31, 2017 and is based upon disclosures filed on a Schedule 13G on February 14, 2018 by (i) Bares Capital Management, Inc. and (ii) Brian Bares (collectively, the “Bares Entities”). The Bares Entities share voting and dispositive power with respect to the shares reported as beneficially owned by Bares Capital Management, Inc. The Bares Entities address is 12600 Hill Country Blvd, Suite R-230, Austin, Texas 78738.
(6)	Consists of (i) 164,191 shares of common stock held by Mr. Trundle; (ii) 430,193 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2018; (iii) 204,642 shares of common stock held by The Stephen Trundle 2015 4 Year GRAT, for which Mr. Trundle serves as the sole trustee and primary beneficiary; and (iv) 2,141,235 shares of common stock held by Backbone Partners, LLC. Mr. Trundle has voting and dispositive power over all of the outstanding membership interests of Backbone Partners, LLC and has sole voting and dispositive power over the shares held by Backbone Partners, LLC. Does not include 25,000 shares of common stock underlying an unvested restricted stock unit award.
(7)	Includes 19,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2018. Does not include 42,386 shares of common stock underlying unvested restricted stock unit awards.
(8)	Includes 117,166 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2018. Does not include 20,000 shares of common stock underlying unvested restricted stock unit awards.
(9)	Includes 146,708 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2018. Does not include 22,500 shares of common stock underlying unvested restricted stock unit awards.
(10)	Includes 137,258 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2018. Does not include 20,000 shares of common stock underlying unvested restricted stock unit awards.
(11)	Includes 36,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of Mach 31, 2018. Does not include 3,968 shares of common stock underlying an unvested restricted stock unit award.
(12)	Does not include 5,104 shares of common stock underlying an unvested restricted stock unit award.
(13)	Consists of shares of common stock held by the Technology Crossover Ventures entities describe in footnote (1) above, which includes 35,753 shares of common stock held directly by Mr. McAdam. Does not include 3,968 shares of common stock underlying an unvested restricted stock unit award held by Mr. McAdam for the benefit of TCV VII Management, L.L.C.
(14)	Consists of (i) 10,000 shares of common stock held by Mr. Nevin; (ii) 36,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2018 and (iii) 2,500 shares of common stock held by G3 Investment Holdings, LLC. Mr. Nevin is the co-owner of G3 Investment Holdings, LLC and shares voting and dispositive control over these shares with Richard Ginsburg.
(15)	Includes 20,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2018. Does not include 1,642 shares of common stock underlying an unvested restricted stock unit award.
(16)	Includes 36,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2018. Does not include 3,968 shares of common stock underlying an unvested restricted stock unit award.
(17)	Consists of (i) 16,760,203 shares of common stock held by all executive officers and directors as a group and (ii) 1,258,713 shares that all executive officers and directors as a group have the right to acquire from us within 60 days of March 31, 2018 pursuant to the exercise of stock options or underlying restricted stock unit awards scheduled to vest within 60 days of March 31, 2018. Does not include 188,536 shares of common stock underlying unvested restricted stock unit awards.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering three transactions, was filed late by Mr. Martin; one report, covering one transaction, was filed late by Mr. Martin and one report, covering one transaction, was filed late by Mr. Hutz.

EXECUTIVE OFFICERS

The following table sets forth information with respect to our executive officers as of the date of this Proxy Statement.

Name	Title
Stephen Trundle	President, Chief Executive Officer and Director
Steve Valenzuela	Chief Financial Officer
Jeffrey Bedell	Chief Strategy and Innovation Officer
David Hutz	Chief Systems Architect
Daniel Kerzner	Chief Product Officer
Jean-Paul Martin	Chief Technology Officer and Co-Founder
Daniel Ramos	Senior Vice President of Corporate Development and Corporate Secretary

Stephen Trundle. Biographical information for Mr. Trundle is presented above under the caption “Nominees for Election as a Class III Director for a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders.”

Steve Valenzuela, age 61, has served as our Chief Financial Officer since November 2016. Prior to joining us, Mr. Valenzuela served as the Chief Financial Officer of SugarCRM, a customer relationship management software company, from January 2015 to November 2016. From October 2013 to December 2014, he served as the Chief Financial Officer of Apigee Corporation, a software provider for the management of APIs and internet of things. Prior to this, Mr. Valenzuela served as the Chief Financial Officer of Zenprise, a mobile device management software company, from April 2011 to December 2012, and then as a result of Citrix’s acquisition of Zenprise in January 2013, as the Vice President of Finance and Operations for the Mobile Platforms Group of Citrix from January 2013 to October 2013. Mr. Valenzuela holds a B.S. degree in accounting from San Jose State University and an M.B.A. from Santa Clara University.

Jeffrey Bedell, age 49, has served as our Chief Strategy and Innovation Officer since April 2013. Mr. Bedell served as Chief Technology Officer at MicroStrategy Incorporated from 2001 to October 2012 as well as Executive Vice President of Technology from 2007 to March 2013. Mr. Bedell holds a B.A. in Religion from Dartmouth College.

David Hutz, age 41, has served as our Chief Systems Architect since February 2006. Prior to joining us, Mr. Hutz served as Lead Architect at Thomson Financial Publishing Inc. from 2001 to 2004 and Chief Systems Architect at Strategy.com, a business unit of MicroStrategy Incorporated, from 1999 to 2001. Mr. Hutz holds a B.A. and M.S. in Applied Math and Economics from Harvard University.

Daniel Kerzner, age 42, has served as our Chief Product Officer since December 2013. Prior to joining us, from April 2013 to December 2013, Mr. Kerzner served as the Chief Executive Officer of Emotive Communications Inc., a software company. From March 2010 to April 2013, he served as Senior Vice President and General Manager of Mobile at MicroStrategy Incorporated. From July 2009 to February 2010, Mr. Kerzner was the Regional Director for PJM Interconnection at EnerNOC, Inc. Prior to this position, he was Vice President of Platform and Emerging Technologies at MicroStrategy. Mr. Kerzner holds a B.A. in Computer Engineering from Dartmouth College and an M.B.A. from The Wharton School.

Jean-Paul Martin, age 57, one of our founders, has served as our Chief Technology Officer since March 2000. Prior to joining us, Mr. Martin served as a Software Architect with MicroStrategy Incorporated. He has also served as Chief Technology Officer of Media Cybernetics Inc., which provided image processing and analysis software used in medical, industrial, forensic and remote sensing applications. Mr. Martin holds a B.Sc/M.Sc in Electrical Engineering and Robotics from the Universite Paul Sabatier (Toulouse III, France).

Daniel Ramos, age 49, has served as our Senior Vice President of Corporate Development since June 2007. Prior to joining us, Mr. Ramos served as Principal Deputy General Counsel for the U.S. Air Force, Department of Defense. Prior to his service with the Air Force, Mr. Ramos was the Vice President of Legal and Business Planning at The Away Network, a business unit of Orbitz Worldwide, Inc. Before joining The Away Network, he was a senior transactional attorney with the law firm of Shaw Pittman LLP (now Pillsbury Winthrop Shaw Pittman LLP). Mr. Ramos holds an A.B. in Government from Harvard University and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We became a public company in June 2015, and we have filed our proxy statements since that time under the scaled-down executive compensation disclosure requirements generally available to emerging growth companies. As of January 1, 2018, we ceased to be an emerging growth company and, therefore, this year’s Proxy Statement includes additional detail regarding executive compensation that was previously not required, including (1) this Compensation Discussion and Analysis, (2) additional compensation tables that provide disclosure on “Grants of Plan-Based Awards,” “Option Exercises in Fiscal 2017” and “Potential Payments upon Termination or Change in Control,” (3) an advisory vote on the compensation of our named executive officers, which is included as Proposal 3 in this Proxy Statement; and (4) an advisory vote on the preferred frequency of advisory shareholder votes on the compensation of our named executive officers, which is included as Proposal 4 in this Proxy Statement.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies and analyzes how and why our Compensation Committee arrived at specific compensation decisions for fiscal 2017 for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of December 31, 2017, referred to as our “named executive officers.”

Our named executive officers for fiscal 2017 were:

Name	Position(s)
Stephen Trundle	President, Chief Executive Officer and Director (principal executive officer)
Steve Valenzuela	Chief Financial Officer (principal financial officer)
Jeffrey Bedell	Chief Strategy and Innovation Officer
Daniel Kerzner	Chief Product Officer
Daniel Ramos	Senior Vice President of Corporate Development and Corporate Secretary

Executive Summary

Summary of Fiscal 2017 Performance

For our fiscal year ended December 31, 2017, we achieved strong growth and significantly improved business results that provide context for stockholders reviewing our executive compensation disclosures, including:

•	SaaS and license revenue increased 36% to $236.3 million in 2017 from $173.5 million in 2016. SaaS and license revenue increased 23% to $173.5 million in 2016 from $140.9 million in 2015.

•	Revenue increased 30% to $338.9 million in 2017 from $261.1 million in 2016. Revenue increased 25% to $261.1 million in 2016 from $208.9 million in 2015.

•	Net income was $29.3 million in 2017, $10.2 million in 2016 and $11.8 million in 2015.

•	Adjusted EBITDA (as defined below), a non-GAAP measurement of operating performance, increased to $71.6 million in 2017 from $49.0 million in 2016. Adjusted EBITDA increased to $49.0 million in 2016 from $34.4 million in 2015.

SaaS and license revenue and adjusted EBITDA are each elements of our cash incentive compensation plan for fiscal year 2017. Adjusted EBITDA is a non-GAAP financial measure that is prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”).

We define Adjusted EBITDA as our net income before interest and other income / (expense), net, provision for income taxes, amortization and depreciation expense, stock-based compensation expense, goodwill and intangible impairment charges, changes in fair value of acquisition related contingent liabilities, acquisition-related expense and legal costs incurred in connection with non-ordinary course litigation, particularly costs involved in ongoing intellectual property litigation. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018, for a more detailed discussion of our fiscal 2017 financial results and, beginning on page 66 in the “Management’s Discussion and Analysis” section of that Annual Report on Form 10-K, a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures.

Fiscal 2017 Executive Compensation Highlights

The important features of our executive compensation program for fiscal 2017 include the following:

•	A substantial portion of executive pay is tied to performance. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2017, 83% of our Chief Executive Officer’s target total compensation and an average of 71% of our other named executive officers’ target total compensation was linked to performance.

CEO 2017 Target Pay Mix	NEO 2017 Avg. Target Pay Mix

•	Executive compensation levels are generally at or below the midpoints of market ranges. Our compensation programs are designed to provide competitive pay levels to attract, motivate and retain top talent. Our 2017 cash and equity compensation levels are generally between the peer 25th and 50th percentiles, with the exception of the Chief Executive Officer’s compensation which is, at his request, below the peer 25th percentile.

•	Our executive bonuses are dependent on meeting corporate objectives. Our annual performance-based bonus opportunities for all of our named executive officers are dependent upon our achievement of annual corporate objectives established each year and the individual officer’s contributions towards such corporate objectives.

•	We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer compensation package. We have historically granted equity awards in the form of stock options and we consider stock options performance-based because they provide value only if the market price of our stock increases, and if the executive officer continues in our employment over the term of the option. Beginning in late 2016, we began granting restricted stock unit awards in order to diversify our equity award mix. We believe our stock option awards and restricted stock unit awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

•	We provide very limited severance benefits. Other than relatively modest severance benefits provided to Mr. Valenzuela, our Chief Financial Officer, as part of his new-hire package, we provide no guaranteed severance benefits to our executives.

•	We do not provide our executive officers with any tax reimbursement payments (including excise tax “gross-ups”) on any perquisites or other personal benefits, other than a nominal tax gross-up payment paid to Mr. Valenzuela in connection with his reimbursed moving expenses.

•	We generally do not provide executive fringe benefits or perquisites to our executives, such as car allowances or financial planning advice.

•	We do not provide our executive officers with any special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•	Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises the Compensation Committee on market practices, including identifying a peer group of companies and their compensation practices, so that our Compensation Committee can regularly assess the Company’s individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

•	The equity awards granted to our executive officers have multiple-year vesting requirements, consistent with our retention objectives.

•	We prohibit hedging and pledging of Company stock.

Objectives, Philosophy and Elements of Executive Compensation

Our compensation program aims to achieve the following main objectives:

•	attract, retain and reward highly qualified executives;

•	provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;

•	align our executives’ interests with those of our stockholders; and

•	link pay to company performance.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Fixed compensation that is periodically reviewed and adjusted if and when appropriate; determined based on a number of factors, including each executive officer’s individual performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry and the overall performance of our Company, and by reference, in part, to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining key annual corporate performance goals and individual contributions that relate to our key business objectives.	Target bonus amounts are periodically reviewed and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon specific corporate performance objectives consistent with our long-term strategic plan and individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals, generally determined by the Compensation Committee and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, taking into account achievement of corporate and individual performance objectives.

Long-Term Incentive (at-risk equity)

Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages their continued employment over the long term.

Equity incentives are generally reviewed annually and may be granted during the first half of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.

Individual awards are determined based on a number of factors, including current corporate and individual performance and market data provided by our independent compensation consultant.

Equity grants have historically been provided primarily in the form of stock options. More recently, restricted stock unit grants have been awarded in addition to stock option grants.

We focus on providing a competitive compensation package to each of our executive officers that provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, we historically have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board

The Compensation Committee is appointed by the Board to assist with the Board’s oversight responsibilities with respect to the Company’s compensation policies, plans and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding Committees of the Board of Directors—Compensation Committee” beginning on page 13 of this Proxy Statement. Our Compensation Committee consists solely of independent members of the Board.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, which may be subject to final Board approval, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers, but typically grants equity awards at a regularly scheduled meeting.

Our Compensation Committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our Chief Executive Officer evaluates and provides to the Compensation Committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance bonuses, equity compensation and other compensation-related matters outside of the presence of any other named executive officers. However, our Compensation Committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.

From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board meetings.

Members of management, including our Chief Executive Officer, may attend portions of our Compensation Committee’s meetings; however, our Chief Executive Officer is not present during decisions regarding his compensation.

Our legal, finance, and human resources departments work with our Chief Executive Officer to design and develop recommended compensation programs for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Prior to and during 2017, the Compensation Committee retained Lyons, Benenson & Co. (“Lyons”) as its compensation consultant. Lyons developed a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid the Compensation Committee in making executive pay decisions for 2017. Lyons also conducted market research and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries, target bonus amounts and equity awards for our executives, including the named executive officers. Lyons also conducted a review of our director compensation policies and practices.

In June 2017, the Compensation Committee retained Compensia as its new compensation consultant. Compensia’s work in 2017 included a compensation risk assessment, review of director compensation, peer analysis of stock ownership guidelines practices and development of a new peer group to be used for 2018 executive and director compensation benchmarking.

The Compensation Committee has analyzed (most recently in 2017 with respect to Lyons, and most recently in 2018 with respect to Compensia), whether the work of Lyons and of Compensia as compensation consultants raised any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, our Compensation Committee determined that the work of Lyons and the individual compensation advisors employed by Lyons, and the work of Compensia and the individual compensation advisors employed by Compensia, does not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee directed Lyons to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete for top talent.

Lyons proposed, and the Compensation Committee approved, a group of companies that would be appropriate peers based on our Company’s industry focus and size (based on employee headcount, revenues and market capitalization). Specifically, based on input from the Compensation Committee, Lyons compiled a list of software industry companies that are generally 0.5x – 2.0x our revenue and 0.3x – 2.5x our market capitalization, with consideration given to 3-year average growth rates. There was no change in the peer group used in setting 2017 compensation as compared to the peer group used in setting 2016 compensation (except for three corporations that were removed from our peer group because they were purchased by larger conglomerates or went private). The peer group used by the Compensation Committee in making executive pay decisions for 2017 was as follows:

Bottomline Technologies (de), Inc	NetScout Systems, Inc.

BroadSoft, Inc.	Proofpoint, Inc.

Cvent, Inc.	Progress Software Corporation

Interactive Intelligence Group, Inc.	QAD Inc.

IntraLinks Holdings, Inc.	Synchronoss Technologies, Inc.

LifeLock, Inc.	Tangoe, Inc.

LogMeIn, Inc.	Telenav, Inc.

MicroStrategy Incorporated	VASCO Data Security International, Inc.

Monotype Imaging Holdings Inc.

Using data compiled from the public filings of these peer companies, which we refer to as peer data, Lyons completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for 2017. Lyons prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of our executive officers. The Compensation Committee did not target pay to fall at any particular percentile of the market data, but rather reviewed this market data as a helpful reference point in making 2017 compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of Compensation Committee members. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the following factors:

➢	Company performance and existing business needs;

➢	Each named executive officer’s individual performance, scope of job function and the criticality of the skill set of the named executive officer to the Company’s future performance;

➢	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;

➢	A range of market data reference points, as described above under “Use of Competitive Market Compensation Data”; and

➢	Recommendations from consultants on compensation policy determinations for our executive officers.

2017 Executive Compensation Program

Base Salary

In February 2017, the Compensation Committee reviewed the base salaries of our executive officers, including the named executive officers. With respect to our named executive officers, the Compensation Committee determined that it would be appropriate for their base salary levels to be increased or remain unchanged as follows:

Executive	2017 Base Salary ($)	Percentage Increase in Base Salary from December 31, 2016 (%)
Stephen Trundle	210,000	0
Steve Valenzuela	335,000	0
Jeffrey Bedell	300,000	5.3
Daniel Kerzner	280,000	7.7
Daniel Ramos	300,000	0

The Compensation Committee made the determination to increase the base salaries of each of Mr. Bedell and Mr. Kerzner due to the augmented scope of each of their roles and as a result of their respective performances in executing on their heightened responsibilities.

The Compensation Committee also determined that the base salaries of the other named executive officers should remain unchanged for 2017 for the reasons set forth below.

•	Mr. Trundle’s base salary was not increased, at the request of Mr. Trundle, whose base salary has remained unchanged since he joined us in 2003.

•	Mr. Valenzuela’s base salary was unchanged as he had recently joined us in November 2016 as our Chief Financial Officer.

•	Mr. Ramos’ base salary was unchanged as the Compensation Committee had recently increased his base salary from $265,000 to $300,000 in August 2016.

Annual Performance Bonus

On February 23, 2017, the Compensation Committee approved the adoption of the Alarm.com Holdings Inc. 2017 Executive Bonus Plan (the “2017 Executive Bonus Plan”) for our executive officers, including the named executive officers. The 2017 Executive Bonus Plan was designed to award cash incentive payments for performance in 2017 to participants based on our achievement of certain performance goals set by the Compensation Committee and included a three-tiered program as follows:

•	The first tier provides for cash incentive payments to our executive officers based on our SaaS and license revenue during the fiscal year 2017 as compared to a pre-established 2017 SaaS and license revenue target. We exceeded the pre-established 2017 SaaS and license revenue target by 0.9%, which increased the applicable bonus pool by 1.8%.

•	The second tier provides for cash incentive payments to our executive officers based on actual Adjusted EBITDA during the fiscal year 2017 as compared to a pre-established 2017 Adjusted EBITDA target. We exceeded the pre-established 2017 Adjusted EBITDA target by 2.8%, which increased the applicable bonus pool by 1.4%.

•	The third tier contemplates cash incentive payments to our executive officers based on the individual performance of each officer, to be awarded, in each case, at the discretion of the Compensation Committee, with input from our Chief Executive Officer, except as to his own performance.

The annual cash bonus targets under the 2017 Executive Bonus Plan for the named executive officers were set as follows:

Executive	Target Bonus ($)
Stephen Trundle	250,000
Steve Valenzuela	167,500
Jeffrey Bedell	250,000
Daniel Kerzner	250,000
Daniel Ramos	200,000

The Compensation Committee may also apply negative discretion, such that lower or no payout may be determined even if the relevant goals were achieved.

Performance Achievement

Executive	Performance Achievement for 2017 (%)	Bonus Amount Paid ($)
Stephen Trundle	92	230,000
Steve Valenzuela	92	154,100
Jeffrey Bedell	92	230,000
Daniel Kerzner	95	237,500
Daniel Ramos	95	190,000

The annual cash incentive awards earned by our named executive officers for fiscal 2017 performance are also set forth in the Summary Compensation Table below.

Equity Awards

We have historically granted equity compensation to our executive officers primarily in the form of stock options, and the Compensation Committee determined that our 2017 equity grants for the named executive officers would continue to include stock options. The Compensation Committee believes that stock options are a key tool in serving to align the interests of our executive officers and our stockholders; stock options are inherently performance based, and automatically link executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Executives will only receive value from the stock option awards if the price of our common stock increases above the price at time of grant, and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price. In late 2016, we determined that it was advisable to add restricted stock unit awards to our equity award mix to align with peer company practices, as 78% of our peers grant either restricted stock or restricted stock units to executives. In addition to aligning with market practice, we believe that it improves the balance and risk profile of our compensation program to include a form of award that does not rely solely on stock price appreciation in order to provide value.

The annual equity grants to our named executive officers are evaluated and approved by the Compensation Committee in the context of each named executive officer’s total compensation and take into account the market data provided by compensation consultants in addition to the individual officer’s responsibilities and performance. The Compensation Committee also takes into account the recommendations of the Chief Executive Officer (except as to his own performance) with respect to appropriate grants and any particular individual circumstances.

In May 2017, the Compensation Committee approved annual equity grants consisting of stock option awards and restricted stock unit awards for our named executive officers other than to (i) Mr. Valenzuela who had recently received equity grants when he joined us as our Chief Financial Officer in November 2016 and (ii) to Mr. Trundle, whose equity award approved by the Compensation Committee consisted solely of stock options. The Compensation Committee determined at such time that the performance-based nature of stock options was more appropriate for Mr. Trundle’s annual equity award.

Each of the stock option awards granted vest in sixty equal monthly installments on the 1st day of each calendar month beginning on June 1, 2017, subject to the officer’s continued service with us through each such vesting date. Each of the restricted stock unit awards vest with respect to 40% of the shares on May 15, 2019; 40% of the shares on May 15, 2021; and 20% of the shares on May 15, 2022, subject to the officer’s continued service with us through each such vesting date. These stock option awards and restricted stock unit awards are set forth in the table below.

Executive	Stock Option Award (# shares)	Restricted Stock Unit Award (# shares)
Stephen Trundle	50,000	—
Steve Valenzuela(1)	—	—
Jeffrey Bedell	10,000	10,000
Daniel Kerzner	10,000	10,000
Daniel Ramos	10,000	10,000

(1)	The Compensation Committee declined to make an equity award to Mr. Valenzuela due to his recent hiring date and the equity awards granted pursuant to his offer letter.

In addition, as described further below, our named executive officers are eligible to participate in our 2015 Employee Stock Purchase Plan (“ESPP”) if they meet the requirements for participation in the ESPP. Mr. Trundle is not currently eligible to participate in the ESPP because he owns, directly and indirectly, shares of our common stock comprising more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company.

Other Features of Our Executive Compensation Program

Employment Offer Letters

The initial terms and conditions of employment for each of our named executive officers are set forth in employee offer letters. Each of our named executive officers is an at-will employee.

Severance and Change in Control Benefits

Our named executive officers, other than Mr. Valenzuela, are not entitled to any severance benefits upon a termination of employment. We have entered into the following post-employment arrangement with Mr. Valenzuela.

Steve Valenzuela. Pursuant to his offer letter, if Mr. Valenzuela’s employment is terminated by us without cause, then he will be entitled to receive continuing payments of his then-current salary for a period of four months, as well as payment of the health insurance premiums for continued coverage under COBRA for a period of six months. In addition, in the event of a change in control (as defined in our 2015 Equity Incentive Plan), the unvested shares subject to the equity awards granted to Mr. Valenzuela pursuant to the terms of his offer letter would generally fully vest upon the first anniversary of the change in control, or if earlier, upon certain qualifying terminations of employment or adverse changes to employment terms.

401(k) Plan, ESPP, Welfare and Health Benefits

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). In 2017, we matched 100% of employee contributions, up to 6% of earnings with an annual maximum company matching contribution of $3,000 in matching contributions per calendar year for each employee and such employee contributions are immediately and fully vested. Company matching contributions vest over five years ratably. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our ESPP. Pursuant to the ESPP, all eligible employees, including the eligible named executive officers, may allocate up to the lesser of $15,000 or 10% of the participant’s base compensation for that year to purchase our stock at a 10% discount to the market price, subject to specified limits.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. We do, however, pay the premiums for term life insurance and disability insurance, subject to certain limitations, for all of our employees, including our named executive officers. During fiscal 2017, Mr. Valenzuela received relocation benefits in the amount of $49,315 for reimbursed moving expenses (including a tax gross-up payment of $6,974); none of the other named executive officers individually received perquisites or other personal benefits in fiscal 2017 that were, in the aggregate, $10,000 or more.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Deductibility of Executive Compensation

Section 162(m) of the Code has historically limited companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year, subject to certain exceptions, including an exception for certain “performance-based compensation,” as defined in the Code and accompanying regulations. Under a transition rule that applies to newly-public companies, we are currently exempt from this limitation. Due to the effects of tax reform, the historical exemption for performance-based compensation will be available only for certain prior “grandfathered” arrangements, and we will continue to review related guidance from the Internal Revenue Service as it becomes available. In determining the form and amount of compensation for our named executive officers, the Compensation Committee may continue to consider all elements of the cost of such compensation. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Other Compensation Policies and Practices

Equity Awards Grant Delegation Policy

The Compensation Committee has delegated authority to our Chief Executive Officer and Chief Financial Officer to grant equity awards to our employees (other than our executive officers), subject to the terms and conditions of an equity awards grant delegation policy. Such awards may be granted on scheduled grant dates to newly-hired employees or to existing employees in connection with a promotion or in recognition of their contributions to the Company. In each instance, the policy provides for a limitation on the maximum size of any such awards. In the case of options to purchase shares of our common stock, the exercise price of such options must be at least equal to the fair market value of our common stock, which is defined as the closing price for our common stock as quoted on the Nasdaq Global Select Market on the date of grant, or, if the date of grant is a non-trading day (i.e., a weekend or holiday), then the determination date for fair market value will be the closing price for our common stock on the trading day immediately preceding the date of grant.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. In addition, on March 21, 2018, the Compensation Committee adopted a compensation recovery, or “clawback,” policy pursuant to which the Board may, following the occurrence of certain accounting restatements triggered by misconduct of an executive officer or officers, recover any incentive compensation determined to have been erroneously paid to such executive officer or officers. We will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will make any necessary updates to the policy once the SEC adopts final regulations on the subject.

Policy Prohibiting Hedging and Pledging of Our Equity Securities

Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans, and may not hold Company securities in margin accounts.

ANALYSIS OF RISKS PRESENTED BY OUR COMPENSATION POLICIES AND PROGRAMS

The Compensation Committee has reviewed our compensation policies and practices, in consultation with Compensia and outside counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; rather, it believes the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors) and long-term compensation (in the form of stock options or restricted stock unit grants) prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. In addition, our insider trading policy and prohibition against hedging and pledging of our stock protects against short-term decision making. The Compensation Committee intends to conduct an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to the following individuals during the years ended December 31, 2017, 2016 and 2015: (i) Stephen Trundle, our Chief Executive Officer; (ii) Steve Valenzuela, our Chief Financial Officer and (ii) Jeffrey Bedell, Daniel Kerzner and Daniel Ramos, our three other most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as officers at the end of our fiscal year ended December 31, 2017. These individuals are referred to throughout this Proxy Statement as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Stephen Trundle	2017	210,000	—		—	737,859	230,000	3,000	(3)	1,180,859
President and Chief Executive Officer	2016	210,000	—		—	539,908	235,000	3,000	(3)	987,908
	2015	210,000	—		—	—	235,000	230,991	(4)	675,991
Steve Valenzuela(5)	2017	335,000	—		—	—	154,100	52,315	(6)	541,415
Chief Financial Officer	2016	42,806	75,000	(7)	999,992	875,413	—	2,136	(8)	1,995,347
Jeffrey Bedell	2017	297,500	—		321,700	147,572	230,000	2,925	(9)	999,697
Chief Strategy and Innovation Officer	2016	285,000	—		—	186,643	235,000	1,425	(3)	708,068
	2015	285,000	—		—	—	235,000	153,625	(10)	673,625
Daniel Kerzner	2017	276,667	—		321,700	147,572	237,500	7,500	(11)	990,939
Chief Product Officer	2016	260,000	—		—	261,300	242,500	3,000	(3)	766,800
	2015	257,500	—		—	348,088	228,759	33,004	(12)	867,351
Daniel Ramos(13)	2017	300,000	—		321,700	147,572	190,000	3,000	(3)	962,272
Senior Vice President of Corporate Development and Corporate Secretary

(1)	The amounts in this column reflect the aggregate grant date fair value of the shares underlying restricted stock unit award and option awards granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation transactions. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing these equity awards are described in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 28, 2018 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the named executive officers.
(2)	Amounts for fiscal year 2017 represent amounts earned by the named executive officers during 2017 pursuant to our 2017 Executive Bonus Plan, but paid in 2018. Amounts for fiscal year 2016 represent amounts earned by the named executive officers during 2016 pursuant to our 2016 Executive Bonus Plan, but paid in 2017. Amounts for fiscal year 2015 represent amounts earned by the named executive officers during 2015 pursuant to our 2015 Executive Bonus Plan, but paid in 2016. See “Compensation Discussion and Analysis – 2017 Executive Compensation Program – Annual Performance Bonus” for further information regarding the amounts in this column
(3)	Represents company matching contributions to our 401(k) savings plan.
(4)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $3,000 and (ii) a dividend payment in the amount of $227,991.

(5)	Mr. Valenzuela joined us as our Chief Financial Officer on November 15, 2016.
(6)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $3,000 and (ii) reimbursed moving expenses in the amount of $49,315, which includes a tax gross-up payment of $6,974.
(7)	Represents a one-time cash signing bonus paid to Mr. Valenzuela in connection with his appointment and in lieu of participation in our 2016 Executive Bonus Plan and pro-rated eligibility for a fiscal 2016 bonus thereunder.
(8)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $838 and (ii) reimbursed moving expenses in the amount of $1,298.
(9)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $1,425 and (ii) a payment related to our patent bonus program in the amount of $1,500.
(10)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $1,425 and (ii) a dividend payment in the amount of $152,200.
(11)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $3,000 and (ii) a payment related to our patent bonus program in the amount of $4,500.
(12)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $3,000 and (ii) a dividend payment in the amount of $30,004.
(13)	Because Mr. Ramos was not a named executive officer in 2015 or 2016, SEC rules do not require his compensation for those years to be reported.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2017 to our named executive officers.

Grants of Plan-Based Awards in Fiscal 2017

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)
Stephen Trundle	Annual Stock Option	5/15/2017	—	—	—	—	50,000	32.17	737,859
	Annual Performance-Based Cash Bonus	—	—	250,000	375,000	—	—	—	—
Steve Valenzuela	Annual Performance-Based Cash Bonus	—	—	167,500	251,250	—	—	—	—
Jeffrey Bedell	Annual Stock Option	5/15/2017	—	—	—		10,000	32.17	147,572
	Annual RSU Grant	5/15/2017	—	—	—	10,000	—	—	321,700
	Annual Performance-Based Cash Bonus	—	—	250,000	375,000	—	—	—	—
Daniel Kerzner	Annual Stock Option	5/15/2017	—	—	—	—	10,000	32.17	147,572
	Annual RSU Grant	5/15/2017	—	—	—	10,000	—	—	321,700
	Annual Performance-Based Cash Bonus	—	—	250,000	375,000	—	—	—	—
Daniel Ramos	Annual Stock Option	5/15/2017	—	—	—	—	10,000	32.17	147,572
	Annual RSU Grant	5/15/2017	—	—	—	10,000	—	—	321,700
	Annual Performance-Based Cash Bonus	—	—	200,000	300,000	—	—	—	—

(1)	We do not establish thresholds or maximum annual performance bonus amounts under our 2017 Executive Bonus Plan, except that the maximum bonus amount each officer is eligible to receive is 150% of such officer’s cash target for the year. The amounts set forth in these columns represent the target bonus amounts for each named executive officer for fiscal 2017 under our 2017 Executive Bonus Plan, and do not represent either additional or actual compensation earned by the named executive officers for the year ended December 31, 2017. The dollar value of the actual payments for these awards are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. For more information about our 2017 Executive Bonus Plan, see “Compensation Discussion and Analysis – 2017 Executive Compensation Program – Annual Performance Bonus.”

(2)	The restricted stock unit awards were granted pursuant to our 2015 Equity Incentive Plan. The shares of our common stock subject to the restricted stock unit awards vest with respect to 40% of the shares on May 15, 2019; 40% of the shares on May 15, 2021; and 20% of the shares on May 15, 2022, subject to the officer’s continued service with us through each such vesting date. See “Compensation Discussion and Analysis – 2017 Executive Compensation Program - Equity Awards.”
(3)	The stock option awards were granted pursuant to our 2015 Equity Incentive Plan. The shares of our common stock subject to the stock options vest and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on June 1, 2017, subject to the officer’s continued employment through each such vesting date. See “Compensation Discussion and Analysis – 2017 Executive Compensation Program - Equity Awards.”
(4)	The option awards were granted with an exercise price equal to 100% of the fair market value of our common stock, which was $32.17 per share, based on the closing market price of our common stock on the date of grant.
(5)	The dollar amounts in this column represent the aggregate grant date fair value of each option award and restricted stock unit award, as applicable, granted to the named executive officers in fiscal 2017. These amounts have been calculated in accordance with ASC 718. The grant date fair value of each option award is calculated using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. The assumptions we used in valuing these awards are described in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 28, 2018 and do not necessarily correspond to the actual economic value recognized or that may be recognized by our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding and unexercised stock options and outstanding restricted stock unit awards that have not vested for each named executive officer as of December 31, 2017.

Outstanding Equity Awards at December 31, 2017

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(#) (2)	Number of Securities Underlying Unexercised Options Unexercisable(#) (3)		Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)(5)
Stephen Trundle	5/15/2017	5,833	44,167	(6)	32.17	5/14/2027	—		—
	5/15/2016	50,000	—		21.70	5/14/2026	—		—
	12/30/2013	320,000	—		4.00	12/29/2023	—		—
	7/11/2012	77,193	—		3.89	7/10/2022	—		—
Steve Valenzuela	11/15/2016	—	—		—	—	35,842	(7)	1,353,036
	11/15/2016	14,083	50,917	(8)	27.90	11/14/2026	—		—
Jeffrey Bedell	5/15/2017	—	—		—	—	10,000	(9)	377,500
	5/15/2017	1,166	8,834	(6)	32.17	5/14/2027	—		—
	2/15/2016	25,000	—		15.02	2/14/2026	—		—
	5/22/2013	90,000	—		2.95	5/21/2023	—		—
Daniel Kerzner	5/15/2017	—	—		—	—	10,000	(9)	377,500
	5/15/2017	1,166	8,834	(6)	32.17	5/14/2027	—		—
	2/15/2016	35,000	—		15.02	2/14/2026	—		—
	5/15/2015	62,000	—		11.55	5/14/2025	—		—
	12/23/2013	47,500	—		4.00	12/22/2023	—		—
Daniel Ramos	5/15/2017	—	—		—	—	10,000	(9)	377,500
	5/15/2017	1,166	8,834	(6)	32.17	5/14/2027	—		—
	2/15/2016	15,000	—		15.02	2/14/2026	—		—
	5/15/2015	7,200	—		11.55	5/14/2025	—		—
	12/23/2013	15,000	—		4.00	12/22/2023	—		—
	7/11/2012	38,223	—		3.89	7/10/2022	—		—
	6/30/2009	59,669	—		0.41	6/29/2019	—		—

(1)	Option awards vest over a four-year period or five-year period. All of the option awards listed in the table above granted prior to the completion of our initial public offering on July 1, 2015 were granted under our Amended and Restated 2009 Stock Incentive Plan, and all of the option awards granted after our initial public offering were granted under our 2015 Equity Incentive Plan.
(2)	With respect to options granted to our named executive officers that are immediately exercisable subject to our right to repurchase that lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and vested as of December 31, 2017.
(3)	With respect to options granted to our named executive officers that are immediately exercisable subject to our right to repurchase that lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and unvested as of December 31, 2017.
(4)	All of the option awards listed in the table above were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant. Prior to the completion of our initial public offering, the fair market value of one share of common stock was determined in good faith by our Board with the assistance of a third party valuation expert. After our initial public offering, the fair market value of one share of common stock is determined to be the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant.
(5)	The value of the restricted stock units shown in the table was calculated using the closing price of our common stock as reported on the Nasdaq Global Select Market on December 29, 2017, which was $37.75.

(6)	The option vests and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on June 1, 2017, subject to the officer’s continuous service with us through each such vesting date.
(7)	These shares underlying this restricted stock unit award shall vest as follows: 40% of the shares shall vest on each of November 15, 2018 and November 15, 2020; the final 20% of the shares shall vest on November 15, 2021, subject to Mr. Valenzuela’s continuous service with us through each such vesting date. See “Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Severance and Change in Control Benefits” for a description of vesting acceleration applicable to equity awards held by Mr. Valenzuela.
(8)	The option vests with respect to 20% of the shares on the one year anniversary of the grant and with respect to 1/48th of the remaining shares on the first day of each month beginning on December 1, 2017 over the following four years, subject to Mr. Valenzuela’s continuous service with us through each such vesting date. See “Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Severance and Change in Control Benefits” for a description of vesting acceleration applicable to equity awards held by Mr. Valenzuela.
(9)	These shares underlying this restricted stock unit award shall vest as follows: 40% of the shares shall vest on each of May 15, 2019 and May 15, 2021; the final 20% of the shares shall vest on May 15, 2022, subject to the officer’s continuous service with us through each such vesting date.

Option Exercises in Fiscal 2017

The following table shows the number of shares of our common stock acquired upon the exercise of stock options and the aggregate value realized upon the exercise of stock options for the named executive officers during the fiscal year ended December 31, 2017. The restricted stock awards granted to our named executive officers have not vested as of December 31, 2017.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Stephen Trundle	38,592	1,718,718
Steve Valenzuela	—	—
Jeffrey Bedell	—	—
	6,086	219,157
Daniel Kerzner	13,914	505,031
	15,000	619,869
Daniel Ramos	—	—

(1)	The value realized on exercise of the stock options is based on the difference between the closing price of the shares of our common stock on the date of exercise and the applicable exercise price of those options, net of the exercise price for acquiring the shares, and does not represent actual amounts received by the named executive officers as a result of the option exercises.

Employment Arrangements

Employment Offer Letters

We have offer letters with each of our executive officers. The offer letters provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits and other initial terms and conditions of employment. Please see “Outstanding Equity Awards at Fiscal Year-End” above for a presentation of equity awards held by our named executive officers.

Severance and Change in Control Benefits

Our named executive officers, other than Mr. Valenzuela, are not entitled to any severance benefits upon a termination of employment. Any potential payments and benefits due to Mr. Valenzuela upon a termination of employment or a change in control are further described below under “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

Potential Payments upon Termination without Cause

The following table provides an estimate of the value of the compensation and benefits due to Mr. Valenzuela assuming a termination without cause, effective as of December 31, 2017, other than in connection with a change of control, under our agreement with Mr. Valenzuela described above. The actual amounts to be paid can only be determined at the time of such event.

Name	Cash Payment ($)		Benefit Continuation ($)		Total ($)
Steve Valenzuela	111,667	(1)	9,054	(1)	120,721

(1)	Reflects a lump sum cash payment equal to four months of Mr. Valenzuela’s then-current base salary and reimbursement of company-paid health insurance coverage for six months.

Potential Payments upon Termination in Connection with a Change of Control

The following table provides an estimate of the value of the compensation and benefits due to Mr. Valenzuela assuming a termination without cause, effective as of December 31, 2017, in connection with a change of control, under our agreement with Mr. Valenzuela described above. The actual amounts to be paid can only be determined at the time of such event.

Name	Cash Payment ($)		Benefit Continuation ($)		Value of Accelerated Equity Awards(1) ($)		Total ($)
					Restricted Stock Units	Options
Steve Valenzuela	111,667	(2)	9,054	(2)	1,353,036	501,532	1,975,289

(1)	The value of the vesting acceleration of stock option and restricted stock unit awards is based on the closing price of our common stock on December 29, 2017, which was $37.75, less, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.
(2)	Reflects a lump sum cash payment equal to four months of Mr. Valenzuela’s then-current base salary and reimbursement of company-paid health insurance coverage for six months well as vesting of the unvested shares subject to the initial equity awards granted to Mr. Valenzuela pursuant to the terms of his offer letter.

Equity Benefit Plans

For more information on our current equity compensation program and decisions regarding the grants of equity awards in fiscal 2017 for our named executive officers, see “Compensation Discussion and Analysis – 2017 Executive Compensation Program – Annual Performance Bonus” and “Compensation Discussion and Analysis – 2017 Executive Compensation Program – Equity Awards.”

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned for service on our Board by our non-employee directors during the year ended December 31, 2017. Mr. Trundle serves as our Chief Executive Officer in addition to being a director but does not receive any additional compensation for his service as a director and accordingly, he is not included in the table. Ms. Lee is also not included in the table as she joined our Board in January 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Donald Clarke	60,000	144,991	5,620	210,611
Timothy McAdam	65,000	144,991	—	209,991
Darius G. Nevin	70,000	—	—	70,000
Hugh Panero	55,000	59,999	—	114,999
Mayo Shattuck	45,000	144,991	—	189,991

(1)	This column reflects the aggregate grant date fair value of all restricted stock units granted during fiscal 2017 computed in accordance with ASC Topic 718 as stock-based compensation transactions. The grant date fair value of each restricted stock unit is measured based on the closing price of our shares of our common stock on the date of grant. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing restricted stock units are described in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 28, 2018.
(2)	The table below shows the aggregate number of stock awards and option awards outstanding for each of our non-employee directors as of December 31, 2017:

Name	Stock Awards (#)	Option Awards (#)
Donald Clarke	3,968	36,000
Timothy McAdam	3,968	—
Darius G. Nevin	—	36,000
Hugh Panero	1,642	20,000
Mayo Shattuck	3,968	36,000

Non-Employee Director Compensation Policy

Overview

Our directors play a critical role in guiding our strategic direction and overseeing management. The Compensation Committee reviews pay levels for non-employee directors on an annual basis with assistance from its compensation consultant, Compensia, which prepares a comprehensive assessment of our non-employee director compensation program. Such assessment includes benchmarking of our current director compensation against the same peer group used for executive compensation purposes and an update on recent trends in director compensation. Following such review, the Board, upon recommendation of the Compensation Committee, approves any updates to the non-employee director compensation policy for the ensuing calendar year.

2018 Non-Employee Director Compensation Policy

Our Board has adopted a director compensation policy for non-employee directors, which was most recently amended by the Board in December 2017 upon recommendation by the Compensation Committee. Non-employee directors receive a combination of cash and equity compensation.

Cash Compensation

Under the current policy, each non-employee director, other than Mr. McAdam, will receive an annual board service retainer of $40,000, and Mr. McAdam, as Chairman of our Board, will receive an annual board service retainer of $50,000. The members of each of our Compensation Committee and Nominating and Corporate Governance Committee will receive an annual service retainer of $5,000, and the members of our Audit Committee will receive an annual service retainer of $15,000. In addition, the chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive an annual committee chair service retainer of $20,000, $15,000 and $10,000, respectively.

The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears during the first 30 days of the first month following the end of each calendar quarter in which the board service occurs. If the director joins our Board at a time other than the first day of a calendar quarter, he or she will be entitled to the cash compensation set forth above beginning with the calendar quarter following the date he or she joins our Board.

Equity Compensation

In addition to cash compensation, each non-employee director is eligible to receive nonqualified stock options and/or restricted stock unit awards under our 2015 Equity Incentive Plan. Any stock options granted under this policy are nonstatutory stock options, with a term of ten years from the date of grant, subject to earlier termination in connection with a termination of service.

Vesting schedules for equity awards are subject to the non-employee director’s continuous service on each applicable vesting date. Notwithstanding any vesting schedule, for each non-employee director who remains in continuous service with the Company until immediately prior to the closing of a change in control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such change in control.

Initial Award

Each non-employee director who is newly elected or appointed to our Board is eligible to receive an initial grant of an option to purchase shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. The amount and vesting schedule of such initial award is in the Board’s discretion.

Annual Award

Each continuing non-employee director will automatically be granted an annual restricted stock unit award on the business day following our annual meeting of stockholders with a grant date fair value of $145,000; provided that (i) any director who has received a prior award that has not fully vested as of the date of grant is not eligible for an annual award in 2018 and (ii) no annual award will be granted to a non-employee director in the same calendar year that such person received his or her initial award. The grant date fair value shall be converted into the number of shares underlying the award based on the closing price of our common stock on the date of grant. This annual restricted stock unit award will vest in full on the day immediately preceding the date of the next year’s annual meeting of stockholders, provided that the applicable non-employee director remains a director as of such vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Amended and Restated 2009 Stock Incentive Plan	1,832,301		$5.36	—	(1)
2015 Equity Incentive Plan	1,413,072		13.35	7,980,705	(2)
2015 Employee Stock Purchase Plan	—		—	2,060,126	(3)
Equity compensation plans not approved by security holders	54,694	(4)	$10.97	—

Total	3,300,067			10,040,831

(1)	No further grants were made under our Amended and Restated 2009 Stock Incentive Plan after the completion of our initial public offering on July 1, 2015.
(2)	The number of shares of common stock reserved for issuance under the 2015 Equity Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2024, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. The Board declined to increase the share reserve for the 2015 Equity Incentive Plan pursuant to the “evergreen” feature” for 2018.
(3)	The number of shares of common stock reserved for issuance under the 2015 Employee Stock Purchase Plan will automatically increase on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2025, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 1,500,000 shares or (iii) such lesser number of shares determined by our Board. The Board declined to increase the share reserve for the 2015 Employee Stock Purchase Plan pursuant to the “evergreen” feature” for 2018.
(4)	54,694 of the securities represent performance-based warrants issued to two employees on March 30, 2015. Each warrant gives the holder a right to purchase up to 27,347 shares of our common stock, has an exercise price of $10.97 per share and we may elect to terminate the warrants in exchange for a one-time cash settlement in the event of a change in control. If the warrants become exercisable, the number of shares that become exercisable is based upon the achievement of certain minimum annual revenue targets, which cannot exceed 27,347 shares for each warrant. Does not include 41,639 shares subject to outstanding stock options with a weighted average exercise price of $5.88 that we assumed in accordance with the terms of the asset purchase agreement we entered into with Icontrol Networks, Inc. on June 23, 2016.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

Prior to our initial public offering, we did not have a formal policy regarding approval of transactions with related parties. In connection with our initial public offering, we adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions.

For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In considering related person transactions, the Audit Committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the availability of other sources for comparable services or products and (d) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Certain Related Person Transactions

Except as described below, there have been no transactions since January 1, 2017 in which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our common stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Registration Rights Agreement

We are a party to an amended and restated registration rights agreement with certain stockholders, including entities affiliated with ABS Capital Partners, entities affiliated with Technology Crossover Ventures, Backbone

Partners, LLC, David Hutz, Jean-Paul Martin and Daniel Ramos. The amended and restated registration rights agreement, among other things, grants these stockholders specified registration rights with respect to shares of our common stock issued upon conversion of the shares of preferred stock previously held by them.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have also obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Alarm.com Holdings, Inc. Direct your written request to Alarm.com Holdings, Inc., Attn: Corporate Secretary, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Daniel Ramos

Corporate Secretary

April 25, 2018

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, is available without charge upon written request to: Alarm.com Holdings, Inc., Attn: Corporate Secretary, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

ANNUAL MEETING OF ALARM.COM HOLDINGS, INC.

Date:	Thursday, June 7, 2018
Time:	9:00 A.M. (Eastern Time)
Place:	8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposals 2 and 3. The Board of Directors Recommends a Vote in Favor of ONE YEAR for proposal 4.

1:	To elect the three nominees for director named below to hold office until the 2021 Annual Meeting of Stockholders.
Nominees:
01 Darius Nevin
02 Mayo Shattuck
03 Stephen Trundle

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

		☐	☐	☐
		For	Against	Abstain
3:	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4:	To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐
Note: To conduct any other business properly brought before the meeting or any adjournment thereof.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Alarm.com Holdings, Inc.

to be held on Thursday, June 7, 2018

for Holders as of April 10, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/alrm	866-243-5513

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Timothy McAdam and Steve Valenzuela, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Alarm.com Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1; FOR THE PROPOSALS IN ITEMS 2 AND 3; AND FOR ONE YEAR AS THE PREFERRED FREQUENCY OF ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION IN ITEM 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

All votes must be received by 5:00 P.M. Eastern Time on June 6, 2018.

PROXY TABULATOR FOR ALARM.COM HOLDINGS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #